Exhibit 23.2

Consent of Independent Registered

Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated March 12, 2010 relating to our audit of the consolidated balance sheets of Newtek Business Services, Inc. and Subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in equity and cash flows for the years then ended, which appear in the Annual Report on Form 10-K of Newtek Business Services, Inc. for the year ended December 31, 2009.

/s/ J. H. Cohn LLP

Jericho, New York

September 28, 2010